EXHIBIT 99.1
DOLAN MEDIA COMPANY
REPORTS THIRD QUARTER 2008 RESULTS
•
Quarterly revenues increased 24.9% year-over-year to $47.9 million, including $6.6 million from the September 2, 2008, acquisition of National Default Exchange (NDEx), despite challenging regulatory environment

•	Cash flow from operations was $6.6 million, after the payment of a $1.5 million non-operating acquisition break-up fee

•	Net income was $2.5 million

•	Adjusted EBITDA was $12.9 million* (See “Non-GAAP Financial Measures” below)

•	Net income per diluted share was $0.09

•	Cash earnings excluding break-up fee was $0.19 per diluted share (See “Non-GAAP Financial Measures” below)
MINNEAPOLIS, MINNESOTA — November 6, 2008 — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for its third quarter ended September 30, 2008. These financial results are preliminary pending the filing of the company’s Form 10-Q with the U.S. Securities and Exchange Commission.
“The company faced a challenging environment as regulators, politicians and lenders continued to focus their efforts on the mortgage crisis,” said James P. Dolan, chairman, chief executive officer and president. “This, coupled with the collapse of several financial institutions, resulted in new legislation and regulatory action, both nationally and locally, intended to delay or mitigate foreclosures.”
Dolan noted, “We did experience year-over-year revenue growth, primarily resulting from acquisitions closed during 2008, including National Default Exchange (NDEx) on September 2nd. But the short and long-term impact on our operations of the new and proposed legislation, along with lenders’ loss mitigation, loan modification and other responsive actions, is unclear at this time.”
“Given this uncertainty, we have developed a number of cost-containment plans across all divisions, including decreases in discretionary spending, staff reductions through various methods and the transition of some print publications to on-line,” Dolan continued. “We imposed hiring controls late in the third quarter in response to business conditions and we will take additional steps over time as required by changes in the regulatory environment in each of the markets we serve.”
“Our senior management team has extensive knowledge of our target communities and markets and significant industry experience, all of which we believe are enabling us to manage through these uncertain times.”

“Despite the current conditions, we had solid cash flow and adjusted EBITDA in the third quarter. In September, we made our regularly scheduled term loan payment of $1.2 million and, in addition, we paid $3.5 million on our revolver in October. At this time we have $29.5 million available under our revolving line of credit.”
For the three months ended September 30, 2008, the company announced the following financial results (dollars in thousands, except per share and percentage data):

	Three Months	Three Months	Year-over-year
	Ended September 30,	Ended September 30,	Percentage
	2008	2007	Change
Total revenues	$47,884	$38,324	24.9%
Total organic revenue growth y/y1	1,016
Business Information Division (BI) revenues	22,211	20,962	6.0%
BI organic revenue growth y/y1	625
Professional Services Division (PS) revenues	25,673	17,362	47.9%
PS organic revenue growth y/y1	391
Operating income	7,810	8,303	(5.9)%
Adjusted EBITDA*2	12,855	11,567	11.1%
Net income (loss)[3]	2,453	(7,515)	—
Net income (loss) per diluted share	0.09	(0.38)	—
Cash earnings[2]	4,557	4,182	9.0%
Cash earnings per diluted share[2]	0.16	0.21	(23.8)%

Other Non-GAAP financial measures that exclude $1.5 million non-recurring, non-operating acquisition break-up fee

Net income (loss)[2]	$3,353	$(7,517)	—
Net income (loss) per diluted share[2]	0.12	(0.38)	—
Cash earnings[2]	5,457	4,182	30.5%
Cash earnings per diluted share[2]	0.19	0.21	(4.8)%

*
Please refer to the “Non-GAAP Financial Measures” to see a revision to the calculation of Adjusted EBITDA from how the company has previous reported this financial measure. This revision to adjusted EBITDA accounts for non-recurring items of income and expense, which for the three months ended September 30, 2008, was only the break-up fee the company incurred during that period. There were no such items of income or expense for the three months ended September 30, 2007.

1
The Company defines “organic growth” as the net increase in revenue produced by: (1) businesses it owned and operated prior to July 1, 2007, which it refers to as “existing businesses;” (2) customer lists, good will or other finite-life intangibles it purchased on or after July 1, 2007, and integrated into its existing businesses; and (3) businesses that it accounts for as acquisitions under the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations,” but do not report separately for internal financial purposes, which it refers to as “fold in acquisitions.”

2	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this Non-GAAP financial measure to GAAP and why the company believes it is an important measure of its performance.

3
Net loss for the third quarter of 2007 included a non-cash interest expense of $9.9 million related to the company’s redeemable preferred stock. The company did not record non-cash interest expense related to redeemable preferred stock during the three months ended September 30, 2008, because it redeemed all outstanding shares of preferred stock in connection with the company’s initial public offering on August 7, 2007.

As noted in the table above, the company’s third quarter 2008 financial results included a $1.5 million break-up fee paid pursuant to an agreement with the sellers of a business the company intended to acquire. The company incurred this non-operating, non-recurring expense after it was unable to obtain debt financing on satisfactory terms and timing to close the acquisition.
Given the uncertainty surrounding the current regulatory environment and the potential impact of recently announced government and lender-based programs focused on preventing and/or mitigating foreclosures, the company is temporarily suspending all guidance, including withdrawing its previously disclosed guidance.
Third Quarter 2008 Discussions
Total revenues for the third quarter of 2008 were $47.9 million, an increase of 24.9% from $38.3 million in the same period in 2007. This increase included $8.5 million, or 22.3%, of revenues from businesses acquired on or after July 1, 2007. The increase also included $1.0 million, or 2.7%, organic revenue growth. The company defines organic growth to exclude growth from acquisitions except for “fold-in” acquisitions, which are not reported separately for internal financial purposes.
Business Information Division revenues for the three months ended September 30, 2008, represented 46.4% of total revenues compared to 54.7% in the same period in 2007. Professional Services Division revenues increased to 53.6% of total revenues from 45.3% for the same prior-year period. This change in mix primarily resulted from $6.6 million in revenue from NDEx, which was acquired on September 2, 2008. The company expects the Professional Services Division to account for a larger portion of its total revenues during the remainder of 2008 as a result of this acquisition.
Total operating expenses for the third quarter of 2008 were $41.4 million, or 86.5% of total revenues, up from 82.5% for the same period last year. This increase is primarily the result of costs associated with the acquisitions of NDEx and the mortgage default processing services business of Wilford & Geske, and an increase in Business Information expense related to higher direct operating expenses, publication web site improvement and maintenance costs, bad debt expense and operating expenses related to assets of Legal and Business Publishers, Charlotte, N.C., acquired in February 2008.
Direct operating expenses for the three months ended September 30, 2008, were $17.9 million, an increase of 33.7% from $13.4 million in the same period last year. The increase resulted from increased operating costs associated with acquisitions and increased production activity. As a percentage of revenue, direct operating expenses in the third quarter of 2008 increased 250 basis points to 37.4% compared to the same period last year.

Selling, general and administrative expenses were $19.0 million for the three months ended September 30, 2008, an increase of 24.9% from $15.2 million for the same prior-year period. This increase is primarily related to increased costs of operating acquired businesses and increased personnel costs, including $0.2 million increase in stock-based compensation expense recorded in the three months ended September 30, 2008.
Operating income for the third quarter of 2008 was $7.8 million, or 16.3% of revenues, a decrease of 5.9% from $8.3 million, which was 21.7% of revenues in the same period in 2007. Operating income for the three months ended September 30, 2008, and September 30, 2007, included equity in earnings of The Detroit Legal News Publishing, LLC of $1.3 million and $1.6 million, respectively.
Business Information Division Results
Dolan Media Company’s Business Information Division produces business journals, court and commercial publications and other publications, operates web sites and conducts events for targeted professional audiences in each of the 21 geographic markets that it serves across the United States. Division revenues for the third quarter of 2008 were $22.2 million, an increase of 6.0% from $21.0 million for the same period in 2007. A 20.1% year-over-year increase in public notice revenues drove growth in the division. Public notice revenues from the acquisition of the assets of Legal and Business Publishers, Inc., Charlotte, N.C., in February 2008 offset a decrease in public notice revenues in The Daily Record in Maryland. The public notice decrease in The Daily Record was related to a change in Maryland law in April 2008 that requires lenders to wait at least 90 days after default before they commence an action to foreclose a mortgage, thereby delaying the timing of foreclosure notices being placed for publication. Display and classified advertising revenue decreased by 3.2% due to a reduction in the number of ads placed in the company’s publications. The company expects display and classified revenues to continue to decline as customers tighten discretionary spending in light of local economic conditions. Circulation revenues increased 4.6% during the third quarter compared to the three months ended September 30, 2007, despite a decline in overall paid subscribers between September 30, 2007, and September 30, 2008. Increased newsstand sales and an increase in average price per paid subscription over the period offset the decline in revenues lost from the decline in subscribers.
Direct operating expenses for the Business Information Division for the third quarter of 2008 increased 7.9% to $8.0 million from $7.4 million for the same prior-year period. This resulted primarily from increased public notice placements and events, resulting in higher production-related costs such as printing, additional editorial staff and event costs. Additionally, $0.1 million of operating costs related to the assets of Legal and Business Publishers, Charlotte, N.C., acquired in February 2008 also contributed to the increase. Selling, general and administrative expenses for the division increased 13.9% to $9.5 million from $8.3 million. The increase was due to a $0.4 million increase in information technology costs related to improving and maintaining web sites for the company’s publications, $0.2 million of additional bad debt expense, and $0.2 million of operating expenses from the acquired business of Legal and Business Publishers. Total operating expenses attributable to the Business Information Division as a percentage of division revenue increased to 84.3% for the three months ended September 30, 2008, from 80.5% for the three months ended September 30, 2007.

Professional Services Division Results
The company’s Professional Services Division provides specialized services to the legal profession through its subsidiaries American Processing Company, LLC (APC), and Counsel Press, LLC. APC is a leading provider of mortgage default processing services to law firms in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the third quarter of 2008 were $25.7 million, an increase of 47.9% from $17.4 million for the same period in 2007. Revenue growth in the Professional Services Division is primarily due to the increase in mortgage default processing services revenues. This increase is attributable to $1.3 million in revenues from APC’s mortgage default processing service business the company acquired from Wilford & Geske in late February 2008, and $6.6 million in revenues from NDEx, acquired on September 2, 2008. Revenues from these sources, as well as an increase in the fee per file APC charges to Trott & Trott and Feiwell & Hannoy, offset revenues lost as a result of a year-over-year decline in foreclosure files referred to APC for processing from Trott & Trott and Feiwell & Hannoy during these periods. For the three months ended September 30, 2008, APC serviced approximately 52,900 mortgage default case files, of which approximately 20,100 files were referred from Wilford & Geske and the Barrett law firm and other customers of NDEx, compared to approximately 34,700 mortgage default case files serviced for clients for the same period last year. Counsel Press, the company’s appellate services business, increased revenues as a result of completing a greater number of appellate filings in the three months ended September 30, 2008. Counsel Press processed approximately 2,400 filings for the third quarter 2008 as compared to 2,200 filings for the same period in 2007. A portion of this increase in the number of appellate services files processed is a result of expansion into the Chicago market during the third quarter of 2008.
Direct operating expenses attributable to the Professional Services Division increased 65.5% to $9.9 million in the third quarter of 2008 from $6.0 million for the same year period in 2007. The increase in direct operating expenses is primarily the result of $3.2 million of direct operating expenses from the NDEx business, acquired on September 2, 2008. In addition, APC incurred an additional $0.4 million of costs from operating the mortgage default processing services business of Wilford & Geske, which the company acquired in February 2008. Selling, general and administrative expenses increased $2.6 million to $6.6 million primarily due to the inclusion of $1.6 million and $0.3 million of costs associated with operating NDEx and the mortgage default processing services business of Wilford & Geske, respectively. Amortization expense increased 103.1% to $2.2 million in the third quarter of 2008 from $1.1 million for the same period last year. The increase in amortization expense is due to the amortization of finite-lived intangible assets associated with the acquisition of the mortgage default processing business of Wilford & Geske, the purchase of membership interests in APC from its minority members in November 2007, and the acquisition of NDEx. Amortization expense related to NDEx accounted for $0.6 million in the third quarter 2008. Total Professional Services operating expenses as a percentage of division revenues increased to 76.5% for the three months ended September 30, 2008, from 68.1% for the prior-year period.

Non-GAAP Financial Measures
The company is presenting the following non-GAAP financial measures: adjusted EBITDA; cash earnings; cash earnings per diluted share; cash earnings excluding break-up fee; cash earnings per diluted share, excluding break-up fee; net income (loss), excluding break-up fee, and net income (loss) excluding break-up fee per diluted share.
Adjusted EBITDA
The adjusted EBITDA measure presented here has been revised from the adjusted EBITDA measure the company has presented in previous periods to account for non-recurring items of income and expense, which for the three and nine months ended September 30, 2008 was only the break-up fee the company incurred in connection with an acquisition that was not consummated. There were no such items of income and expense for the three and nine months ended September 30, 2007. The adjusted EBITDA measure now consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	interest expense, net;

•	income tax expense;

•	depreciation and amortization;

•	non-cash compensation expense;

•	non-recurring income or expense;

•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.
Management’s Use of Adjusted EBITDA
The company is providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps it evaluate and compare its performance on a consistent basis for different periods of time. The company believes this non-GAAP measure, as the company has defined it, helps it evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results the impact of the non-cash interest expense arising from the common stock conversion option in its Series C preferred stock (which had no impact on its financial performance for the three and nine months ended September 30, 2008, because the company redeemed all of its outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock, in connection with its initial public offering on August 7, 2007), as well as the impact of its net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that the company has completed since its inception. Similarly, the company’s presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted shares of common stock that it has granted. The company excludes this non-cash expense from adjusted EBITDA because it believes any amount it is required to record as share-based compensation expense contains subjective assumptions over which its management has no control, such as share price and volatility.

The company also adjusts EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because the company believes this provides more timely and relevant information with respect to its financial performance. The company excludes amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. The company instead includes the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of its performance and ongoing obligations.
The company also adjusts EBITDA for non-recurring items of income and expense, because the company believes that, due to their unusual and infrequent nature, they do not provide meaningful information about the company’s financial performance. For purposes of this adjustment, non-recurring items do not include items of income or expense that are reasonably likely to recur within two years or for which there was a similar item of income or expense within the prior two year period. For the three and nine months ended September 30, 2008, the only non-recurring item of income or expense was the $1.5 million break-up fee the company paid this quarter. There were no such items of income and expense for the three and nine months ended September 30, 2007. The company is excluding this break-up fee because it was a one-time expense that was specific to an agreement with the sellers of a business the company intended to, but did not, acquire. The company has not entered into such break-up or termination agreements with sellers of other acquisition targets and does not intend to enter into other similar agreements. As this is an unusual cash item, the company believes it is helpful for investors to evaluate its performance, without the effect of this break-up fee, because this cost is not related to the company’s on-going operations.
The company believes that adjusted EBITDA is meaningful information about its business operations that investors should consider along with its GAAP financial information. The company uses adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure its operating performance and the effectiveness of its operating strategies. It also uses a variation of adjusted EBITDA in monitoring its compliance with certain financial covenants in its credit agreement and is using adjusted EBITDA to determine performance-based short-term incentive payments for its executive officers and other key employees.

Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect the company’s operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for the company may not be comparable to the calculations of adjusted EBITDA reported by other companies.
The following is a reconciliation of the company’s net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$2,453	$(7,515)	$10,857	$(57,159)
Non-cash interest expense related to redeemable preferred stock	—	9,872	—	66,132
Interest expense, net	1,931	3,190	4,669	6,618
Income tax expense	1,471	1,657	7,257	5,764
Amortization of intangibles	3,050	1,871	7,587	5,585
Depreciation expense	1,501	1,206	3,790	2,851
Amortization of DLNP intangible	377	364	1,131	1,082
Non-cash compensation expense	549	543	1,341	564
Non-recurring income or expense	1,500	—	1,500	—
Minority interest in net income of subsidiary	466	1,091	1,516	2,798
Cash distributions to minority interest	(443)	(712)	(1,351)	(1,814)

Adjusted EBITDA	$12,855	$11,567	$38,297	$32,421

Cash Earnings, Cash Earnings per Diluted Share, Cash Earnings excluding Break-up Fee and Cash Earnings excluding Break-up Fee per Diluted Share
The cash earnings measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;

•	non-cash interest income related to the change in fair value of interest rate swaps;

•	amortization; and

•	an adjustment to income tax expense related to the reconciling items above at 40%.

The company calculates the cash earnings per diluted share measure presented by dividing cash earnings by the weighted-average number of diluted common shares outstanding during the period. The company calculates the cash earnings excluding break-up fee measure presented by (1) adding back to cash earnings the break-up fee in the amount of $1.5 million, and (2) subtracting from cash earnings, an adjustment to income tax expense related to the break-up fee at 40%. The company calculates the cash earnings excluding break-up fee per diluted share measure presented by dividing (1) cash earnings excluding break-up fee, by (2) the weighted-average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings, Cash Earnings Per Diluted Share, Cash Earnings excluding Break-up Fee, and Cash Earnings excluding Break-up Fee per Diluted Share
The company is providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. In addition, the company is providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating the company’s performance. The company believes these non-GAAP measures, as it has defined them, help the company evaluate and compare its performance on a consistent basis for different periods of time by removing from its operating results non-cash income and expense items that have no effect on those results. Specifically, the company has excluded non-cash interest expense related to its redeemable preferred stock (which had no impact on its financial performance for periods after August 7, 2007 when it redeemed all outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock); non cash interest expense related to the change in the fair value of its interest rate swaps; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions the company has completed since its inception and income tax expense related to these items.
Although cash earnings and cash earnings per share are recently disclosed metrics for the company, it believes that they provide meaningful information about the company’s business operations that investors should consider along with its GAAP financial information. The company has begun using these metrics to measure its operating performance and the effectiveness of its operating strategies. The company intends to use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets for the next calendar year.
The company is also presenting its cash earnings and cash earnings per diluted share measures in a manner that adds back the net effect (after taxes) of the non-recurring break-up fee. The company calls these non-GAAP financial measures: cash earnings excluding break-up fee and cash earnings excluding break-up fee per diluted share. The company is providing these measures because it believes that they provide meaningful information about its business operations that investors should consider along with its GAAP financial information. Specifically, the break-up fee was a one-time expense that was specific to an agreement with the sellers of a business the company intended to, but did not, acquire. The company has not entered into such break-up or termination agreements with sellers of other acquisition targets and does not intend to enter into similar agreements. As this is an unusual cash item, the company believes it is helpful for investors to evaluate cash earnings, without the effect of this break-up fee, because this cost is not related to the company’s on-going operations.

These cash earnings-based measures are all non-GAAP measures that have limitations because they do not include all items of income and expense that affect the company’s operations. None of these non-GAAP financial measures are prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), or net income (loss) per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for the company may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.
The following is a reconciliation of the company’s net income (loss) to cash earnings and cash earnings per diluted share, along with a reconciliation of cash earnings to cash earnings excluding break-up fee and to cash earnings excluding break-up fee per diluted share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$2,453	$(7,517)	$10,857	$(57,159)
Non-cash interest expense related to redeemable preferred stock	—	9,872	—	66,132
Non-cash interest income related to the change in fair value of interest rate swaps	80	810	58	423
Amortization of intangibles	3,050	1,871	7,587	5,585
Amortization of DLNP intangible	377	364	1,131	1,082
Adjustment to income tax expense related to reconciling items at a 40% tax rate	(1,403)	(1,218)	(3,511)	(2,836)

Cash earnings	$4,557	$4,182	$16,122	$13,227

Net income (loss) per diluted share (GAAP)	$0.09	$(0.38)	$0.42	$(4.46)
Cash earnings per diluted share	$0.16	$0.21	$0.62	$1.03

Weighted average diluted shares outstanding	28,059,701	19,675,101	26,105,413	12,812,282

Cash earnings excluding break-up fee

Cash earnings	$4,557	$4,182	$16,122	$13,227
Break-up fee	1,500	—	1,500	—
Tax effect of break-up fee at 40% tax rate	(600)	—	(600)	—

Cash earnings excluding break-up fee	$5,457	$4,182	$17,022	$13,227

Cash earnings excluding break-up fee per diluted share	$0.19	$0.21	$0.65	$1.03

Net Income (Loss) excluding Break-up Fee and Net Income (Loss) excluding Break-up Fee per diluted share
The net income (loss) excluding break-up fee presented consists of net income (loss) before:
•	the $1.5 million break-up fee; and

•	an adjustment to income tax expense related to the break-up fee.
The company calculates the net income (loss) excluding break-up fee per diluted share measure presented by dividing (1) net income (loss) excluding break-up fee, by (2) the weighted-average number of diluted common shares outstanding during the period.
The company is provided net income (loss) excluding break-up fee and net income (loss) excluding break-up fee per diluted share because it believes that they provide meaningful information about its business operations that investors should consider along with its GAAP financial information. Specifically, the break-up fee was a one-time expense that was specific to an agreement with the sellers of a business the company intended to, but did not, acquire. The company has not entered into such break-up or termination agreements with sellers of other acquisition targets and does not intend to enter into similar agreements. As this is an unusual cash item, the company believes it is helpful for investors to evaluate net income, without the effect of this break-up fee, because this cost is not related to the company’s on-going operations.
These measures are non-GAAP measures that have limitations because they do not include all items of income and expense that affect the company’s operations. Neither of these non-GAAP financial measures is prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), or net income (loss) per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.

The following is a reconciliation of net income (loss) to net income (loss) excluding break-up fee and net income (loss) excluding break-up fee per diluted share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$2,453	$(7,517)	$10,857	$(57,159)
Break-up fee	1,500	—	1,500	—
Tax effect of break-up fee at 40% tax rate	(600)	—	(600)	—

Net income (loss) excluding break-up fee	$3,353	$(7,517)	$11,757	$57,159

Net income (loss) excluding break-up fee per diluted share	$0.12	$(0.38)	$0.45	$(4.46)
Conference Call
Dolan Media Company will host a conference call today, November 6, 2008, at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time). The call, which will be hosted by Jim Dolan, chairman, president and chief executive officer, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the internet and accessible through the investor relations section of the company’s web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in the company’s third quarter conference call will also be available prior to the conference call start, through the investor relations section of the company’s web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company’s web site for a period of 21 days.
Safe Harbor Statement
In addition to historical information, and the withdrawal of all previously disclosed guidance, this release contains forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. The words “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a short period of time; if the number of case files referred to APC by our customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; regulation of sub-prime, Alt A and other non-traditional mortgage products and foreclosures, including bills introduced in states where we do business, the Hope for Homeowners Act, and the Emergency Economic Stabilization Act, and voluntary foreclosure relief programs developed by lenders, loan servicers, and the Hope Now Alliance, a consortium that includes loan servicers, may have an adverse effect on or restrict our operations, most notably at APC and in public notices; a change in the laws governing public notice requirements may reduce or eliminate the amount of public notices required to be published in print, affect how newspapers are chosen for publication of public notices or adversely change the eligibility requirements for publishing public notices, which could adversely affect our revenues, profitability and growth opportunities; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; the acquisition of NDEx may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of NDEx into APC or to manage NDEx or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; we incurred additional indebtedness to close the acquisition of NDEx and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies; if our goodwill, identifiable intangible assets or other long-lived assets become impaired, we may be required to record a significant charge to earnings; and we may be required to incur additional indebtedness or raise additional capital to fund our operations and acquisitions, repay our indebtedness and to meet other cash needs and this additional cash may not be available to us on satisfactory timing or terms or at all. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 28, 2008, in Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on May 8, 2008, and August 11, 2008, respectively, and on pages 2 through 7 of our prospectus filed with the SEC on October 3, 2008, all available at the SEC’s web site at www.sec.gov and our website at www.dolanmedia.com, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash	$1,999	$1,346
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,820 and $1,283 as of September 30, 2008 and December 31, 2007, respectively)	43,589	20,689
Unbilled pass-through costs	9,391	—
Prepaid expenses and other current assets	5,912	2,649
Deferred income taxes	273	259

Total current assets	61,164	24,943
Investments	17,234	18,479
Property and equipment, net	24,065	13,066
Finite-life intangible assets, net	258,973	88,946
Goodwill	122,114	79,044
Other assets	1,970	1,889

Total assets	$485,520	$226,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$6,952	$4,749
Accounts payable	11,316	6,068
Accrued pass-through liabilities	22,412	—
Accrued compensation	7,443	4,677
Accrued liabilities	3,058	2,922
Due to sellers of acquired businesses	1,975	600
Deferred revenue	13,437	11,387

Total current liabilities	66,593	30,403
Long-term debt, less current portion	164,750	56,301
Deferred income taxes	16,830	4,393
Deferred revenue and other liabilities	3,948	3,890

Total liabilities	252,121	94,987

Minority interest in consolidated subsidiary (redemption value of $14,365 as of September 30, 2008)	15,010	2,204

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 29,955,149 and 25,088,718 as of September 30, 2008 and December 31, 2007, respectively	30	25
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	290,715	212,364
Accumulated deficit	(72,356)	(83,213)

Total stockholders’ equity	218,389	129,176

Total liabilities and stockholders’ equity	$485,520	$226,367

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Business Information	$22,211	$20,962	$68,406	$62,030
Professional Services	25,673	17,362	62,542	49,044

Total revenues	47,884	38,324	130,948	111,074

Operating expenses
Direct operating: Business Information	7,961	7,380	23,686	21,258
Direct operating: Professional Services	9,941	6,008	22,688	16,905
Selling, general and administrative	18,950	15,167	51,787	44,157
Amortization	3,050	1,871	7,587	5,585
Depreciation	1,501	1,206	3,790	2,851

Total operating expenses	41,403	31,632	109,538	90,756
Equity in earnings of The Detroit Legal News Publishing, LLC	1,329	1,611	4,355	3,856

Operating income	7,810	8,303	25,765	24,174
Non-operating expense
Non-cash interest expense related to redeemable preferred stock	—	(9,872)	—	(66,132)
Interest expense, net of interest income	(1,931)	(3,190)	(4,669)	(6,618)
Break-up fee and other income (expense), net	(1,489)	(8)	(1,466)	(21)

Total non-operating expense	(3,420)	(13,070)	(6,135)	(72,771)

Income (loss) from operations before income taxes and minority interest	4,390	(4,767)	19,630	(48,597)
Income tax expense	(1,471)	(1,657)	(7,257)	(5,764)
Minority interest in net income of subsidiary	(466)	(1,091)	(1,516)	(2,798)

Net income (loss)	$2,453	$(7,515)	$10,857	$(57,159)

Net income (loss) per share:
Basic	$0.09	$(0.38)	$0.42	$(4.46)
Diluted	$0.09	$(0.38)	$0.42	$(4.46)
Weighted average shares outstanding:
Basic	27,926,118	19,675,101	25,940,102	12,812,282
Diluted	28,059,701	19,675,101	26,105,413	12,812,282

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities
Net income (loss)	$10,857	$(57,159)
Distributions received from The Detroit Legal News Publishing, LLC	5,600	4,200
Minority interest distributions paid	(1,351)	(1,814)
Non-cash operating activities:
Amortization	7,587	5,585
Depreciation	3,790	2,851
Equity in earnings of The Detroit Legal News Publishing, LLC	(4,355)	(3,856)
Minority interest	1,516	2,798
Stock-based compensation expense	1,341	564
Deferred income taxes	(576)	—
Change in value of interest rate swap and accretion of interest on note payable	213	698
Non-cash interest related to redeemable preferred stock	—	66,611
Amortization of debt issuance costs	156	696
Change in accounting estimate related to self-insured medical reserve	(470)	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(9,354)	(3,705)
Prepaid expenses and other current assets	(1,840)	(707)
Other assets	90	28
Accounts payable and accrued liabilities	1,048	4,313
Deferred revenue	1,959	(767)

Net cash provided by operating activities	16,211	20,336

Cash flows from investing activities
Acquisitions and investments	(183,518)	(17,335)
Capital expenditures	(3,957)	(5,724)
Other	100	130

Net cash used in investing activities	(187,375)	(22,929)

Cash flows from financing activities
Net borrowings on senior revolving note	90,000	—
Proceeds from borrowings or conversions on senior term notes	25,000	10,000
Payments on senior long-term debt	(2,746)	(39,750)
Proceeds from private placement of public equity, net of offering costs	60,541	—
Proceeds from stock options exercises	3	—
Proceeds from initial public offering, net of underwriting discount	—	141,593
Redemption of preferred stock	—	(101,089)
Payments of initial public offering costs	—	(3,985)
Capital contribution from minority partner	1,179	—
Payment on unsecured note payable	(1,750)	—
Payments of deferred financing costs	(404)	(891)
Other	(6)	(30)

Net cash provided by financing activities	171,817	5,848

Net increase in cash and cash equivalents	653	3,255
Cash and cash equivalents at beginning of the period	1,346	786

Cash and cash equivalents at end of the period	$1,999	$4,041